UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINWISE BANCORP
(Exact name of registrant as specified in its charter)

Utah	83-0356689
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

756 East Winchester St., Suite 100		84107
Murray,	Utah
(Address of principal executive offices)		(Zip code)

FinWise Bancorp 2019 Stock Option Plan

(Full Title of the Plan)

Kent Landvatter
Chairman and Chief Executive Officer
FinWise Bancorp
756 East Winchester, Suite 100
Murray, UT 84107
(801) 501-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Terrence Shen, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an additional 525,389 shares of common stock, par value $0.001 per share (the “Common Stock”) of FinWise Bancorp (the “Company”), that may be offered pursuant to the FinWise Bancorp 2019 Stock Option Plan, as amended (the “Plan”). An amendment to the Plan to increase the number of shares of Common Stock authorized to be issued under the Plan by 500,000 shares was approved by the Company’s Board of Directors on April 25, 2024 and by the Company’s shareholders on June 27, 2024. An additional 25,389 shares of Common Stock that are authorized under the Plan represent restricted shares of Common Stock previously granted under the Plan that were subsequently forfeited and that again became available for awards under the Plan in accordance with the Plan’s terms and conditions.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Registration Statements on Form S-8 of the Company filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2022 (File No. 333-262531) and November 23, 2022 (File No. 333-268550), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not modified, superseded or replaced hereby, or by any subsequently filed document that is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FinWise Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Murray, State of Utah, on July 3, 2024.
FINWISE BANCORP:

By: /s/ Kent Landvatter
Kent Landvatter
Chairman and Chief Executive Officer

We, the undersigned directors and officers of FinWise Bancorp (the “Company”) hereby severally constitute and appoint Kent Landvatter and Robert Wahlman, and each of them individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said Kent Landvatter and Robert Wahlman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Company, including specifically but not limited to, power and authority to sign for us, in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Kent Landvatter and Robert Wahlman may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Kent Landvatter Kent Landvatter	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	July 3, 2024
/s/ Robert Wahlman Robert Wahlman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2024
/s/ Howard I. Reynolds Howard I. Reynolds	Vice Chairman of the Board	July 3, 2024
/s/ Gerald E. Cunningham Gerald E. Cunningham	Director	July 3, 2024
/s/ Thomas E. Gibson, Jr. Thomas E. Gibson, Jr.	Director	July 3, 2024
/s/ James N. Giordano James N. Giordano	Director	July 3, 2024
/s/ Jeana Hutchings Jeana Hutchings	Director	July 3, 2024
/s/ Lisa Ann Nievaard Lisa Ann Nievaard	Director	July 3, 2024
/s/ Alan Weichselbaum Alan Weichselbaum	Director	July 3, 2024

EXHIBIT INDEX

Exhibit Number	Description

4.1	FinWise Bancorp 2019 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2024)
5.1	Opinion of Kirton McConkie P.C. with respect to the legality of the securities being registered
23.1	Consent of Kirton McConkie P.C. (contained in their opinion, which is filed as Exhibit 5.1)
23.2	Consent of Moss Adams LLP
24.1	Power of Attorney (contained in the signature page hereto)
107	Filing Fee Table